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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                (AMENDMENT NO. )*
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                        ASPECT COMMUNICATIONS CORPORATION
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                                (NAME OF ISSUER)

         COMMON STOCK                                          04523Q102
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(TITLE OF CLASS OF SECURITIES)                               (CUSIP NUMBER)

                                DECEMBER 31, 2000
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             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [x] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [_] Rule 13d-1(d)

*The remainder of this cover page should be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                        (Continued on following page(s))
                               (Page 1 of 6 Pages)

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CUSIP No.                       L8137F102                               13G                         Page 2 of 6
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           1              NAME OF REPORTING PERSON:                   1) ENTRUST CAPITAL INC., 2) ENTRUST PARTNERS LLC, 3) ENTRUST
                                                                      PARTNERS OFFSHORE LLC
                          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:    1) 13-3933026, 2) 13-4021839, 3)  13-4075262
------------------------- ---------------------------------------------------------------------------------------------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                            (A) [_]
                                                                                                                       (B) [_]
------------------------- ---------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ---------------------------------------------------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:       DELAWARE

------------------------------- ----- ---------------------------------------------------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                        2) 668,700 3) 109,050
            SHARES
                                ----- ---------------------------------------------------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                      1) 3,131,487
           OWNED BY
                                ----- ---------------------------------------------------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                   2) 668,700 3) 109,050
           REPORTING
                                ----- ---------------------------------------------------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                 3,828,922

------------------------- ---------------------------------------------------------------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING      4,606,672
                          PERSON:

------------------------- ---------------------------------------------------------------------------------------------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:                          [_]

------------------------- ---------------------------------------------------------------------------------------------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                     8.99%

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           12             TYPE OF REPORTING PERSON:                   IA

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Item 1

        (a)     Name of Issuer

                Aspect Communications Corporation

        (b)     Address of Issuer's Principal Executive Offices

                  1310 Ridder Park Drive
                  San Jose, California 95131-2313
Item 1

        (a)     Name of Person Filing

                See Item 1 of the Cover Page attached hereto

        (b)     Address of Principal Business Office or, if none, Residence

                717 Fifth Avenue
                New York, New York  10022

        (c)     Citizenship

                See Item 4 of the Cover Page attached hereto

        (d)     Title of Class of Securities

                Common Stock

        (e)     CUSIP Number

                04523Q102

Item 2

        (e) EnTrust Capital Inc., EnTrust Partners LLC and EnTrust Partners Offshore LLC are Investment Advisers registered under section 203 of the Investment Advisers Act of 1940

Item 3

        (a)     Amount Beneficially Owned

                See Item 9 of the Cover Page attached hereto

        (b)     Percent of Class

                See Item 11 of the Cover Page attached hereto

        (c)     Number of shares as to which such person has:

                   (i)   Sole power to vote or to direct the vote

                         See Item 5 of the Cover Page attached hereto

                  (ii)   shared power to vote or to direct the vote

                         See Item 6 of the Cover Page attached hereto

                 (iii)   sole power to dispose or to direct the disposition of

                         See Item 7 of the Cover Page attached hereto

                  (iv)   shared power to dispose or to direct the disposition of

                         See Item 8 of the Cover Page attached hereto

Item 4

                Ownership of Five Percent or Less of a Class

                Not applicable

Item 5

                Ownership of More than Five Percent on Behalf of Another Person

                Not applicable

Item 6

                Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                Not applicable

Item 7

                Identification and Classification of Members of the Group

                Not applicable

Item 8

                Notice of Dissolution of Group

                Not applicable

Item 9

                Certification

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

                After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2001
                                   EnTrust Capital Inc.
                                   By: /s/ Richard I. Ellenbogen
                                       Name:  Richard I. Ellenbogen
                                       Title: V.P. & General Counsel

                                  EnTrust Partners LLC
                                  By: /s/  Richard I. Ellenbogen
                                      Name:  Richard I. Ellenbogen
                                      Title:  V.P. & General Counsel

                                  EnTrust Partners Offshore LLC
                                  By: /s/  Richard I. Ellenbogen
                                      Name:  Richard I. Ellenbogen
                                      Title:  V.P. & General Counsel

         JOINT FILING AGREEMENT
         The undersigned hereby agrees to the joint filing with each other of the attached statement on Schedule 13G and to all amendments to such statement and that such statement is and all amendments to such statement are made on behalf of each of them.

         IN WITNESS WHEREOF, the undersigned hereby execute this agreement on February 14, 2001.

                                    EnTrust Capital Inc.
                                    By: /s/ Richard I. Ellenbogen
                                        Name:  Richard I. Ellenbogen
                                        Title: V.P. & General Counsel

                                   EnTrust Partners LLC
                                   By: /s/  Richard I. Ellenbogen
                                       Name:  Richard I. Ellenbogen
                                       Title:  V.P. & General Counsel

                                   EnTrust Partners Offshore LLC
                                   By: /s/  Richard I. Ellenbogen
                                       Name:  Richard I. Ellenbogen
                                       Title:  V.P. & General Counsel